Exhibit 99.1

Omega Protein Adopts Shareholder Rights Plan

HOUSTON, July 1, 2010 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, announced today that its Board of Directors has adopted a Shareholder Rights Plan. The Plan is designed to protect the Company from unfair or coercive takeover tactics and to prevent an acquiror from gaining control of the Company without offering a fair price to all shareholders. The Company is not aware of any such effort at the present time. Approximately 1,000 other public companies have rights plans in place for their shareholders.

Joseph L. von Rosenberg III, the Company’s Chairman of the Board, Chief Executive Officer and President, commented, “Increasing the Board’s ability to represent the interests of all shareholders is particularly important at this time because we believe our current stock price does not adequately reflect the long-term value of the Company. Many factors have impacted our stock price and generated volatility in value and trading volume, one of which is the publicity surrounding the Deepwater Horizon oil spill, which has been perceived to have affected our business.”

The Plan entails a dividend of one Right for each outstanding share of the Company’s Common Stock. Each Right will entitle the holder (except for the 15% acquiror described below) to buy a share of Company Common Stock (or an equivalent) at a 50% discount.

The Rights will trade with the Company’s Common Stock until exercisable. The Rights will not be exercisable until ten days following a public announcement that a person or group has acquired 15% of the Company’s Common Stock or until ten business days after a person or group begins a tender offer that would result in ownership of 15% of the Company’s Common Stock, subject to certain extensions by the Board. In the event that an acquiror becomes a 15% beneficial owner of Common Stock, the Rights “flip in” and become Rights to buy the Company’s Common Stock at a 50% discount, and Rights owned by that acquiror become void.

In the event that the Company is merged and its Common Stock is exchanged or converted, or if 50% or more of the Company’s assets or earnings power is sold or transferred, the Rights “flip over” and entitle the holders to buy shares of the acquiror’s common stock at a 50% discount. A tender or exchange offer for all outstanding shares of the Company’s Common Stock at a price and on terms determined to be fair and otherwise in the best interests of the Company and its stockholders by a majority of the Company’s independent directors will not trigger either the “flip-in” or “flip-over” provisions.

The Rights may be redeemed by the Company for $0.01 per right at any time until ten days following the first public announcement that an acquiror has acquired the level of ownership that triggers the Rights Plan. The Rights extend for 10 years and will expire on June 30, 2020. The distribution of the Rights will be made to shareholders of record on July 12, 2010.

Details of the Rights Plan are outlined in a Company Form 8-K to be filed with the SEC.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include the statement of management’s belief that the current stock price does not adequately reflect the Company’s long-term value. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the effect of the Shareholder Rights Plan on the Company’s stock price, (2) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters such as oil spills, and disease; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) Omega Protein’s expectations regarding demand and pricing for its products proving to be incorrect; (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; and (5) the impact of the uncertain economic conditions, both in the United States and globally. These and other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K. The Company undertakes no obligation to update its forward-looking statements, except as required by applicable law.

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.omegaproteininc.com